Exhibit 99.01

                                  PRESS RELEASE



CONTACTS:
Karen Chrosniak, Director of Investor Relations
Dean Marshall, Director of Finance,
Jim Brown, Vice President, Finance
(877) 496-6704


                 ADELPHIA COMMUNICATIONS ANNOUNCES COMPLETION OF
                            $2 BILLION BANK FINANCING

Coudersport, PA - September 28, 2001. John J. Rigas, Chairman and CEO of Adelphia Communications Corporation ("Adelphia") (NASDAQ:ADLAC) announced the closing today of a new $2.03 billion secured revolving/term credit facility. Proceeds from the new long-term facility of approximately $1.5 billion were used to repay four credit agreements of Adelphia subsidiaries and affiliates, including the January 2001 short-term facility of Adelphia subsidiaries which was scheduled to mature in November 2001. The balance of the facility will be available for general corporate purposes. The facility also provides for additional borrowing facilities of up to $750 million, all of which would be discretionary with the lenders if requested by the borrowers.

The co-borrowers under the new facility include Adelphia subsidiaries and affiliates, and collateral for the credit includes a pledge of the equity interests of the borrowers and their subsidiaries. The facility was arranged by First Union Securities, Inc. and The Bank of Nova Scotia as Joint Lead Arrangers and Joint Book Runners, Bank of Montreal as Administrative Agent, First Union National Bank and Scotia Capital as Syndication Agents, and Fleet National Bank and The Bank of New York as Documentation Agents.

Adelphia Communications Corporation, with headquarters in Coudersport, Pennsylvania, is the sixth largest cable television company in the country.

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general business and economic conditions, acquisitions and divestitures, risks associated with the Company's growth and financings, the availability and cost

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of capital, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, product acceptance, the Company's ability to execute on its business plans and to construct, expand and upgrade its cable systems, fiber optic networks and related facilities, risks associated with reliance on the performance and financial condition of vendors and customers, technological developments and changes in the competitive environment in which the Company operates. Additional information regarding factors that may affect the business and financial results of Adelphia can be found in the Company's Form 10-K for the year ended December 31, 2000, as amended by its Form 10-K/A, and its most recently filed Form 10-Q, as well as in the prospectus and most recent prospectus supplement filed under Registration Statement No. 333-64224, under the section entitled "Risk Factors" contained therein. The Company does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.

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